The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction in which the offer or sale thereof is not permitted.

Registration No. 333-150613
Filed pursuant to Rule 424(b)(3)

SUBJECT TO COMPLETION DATED DECEMBER 9, 2008

PROSPECTUS SUPPLEMENT
(To prospectus dated May 2, 2008)

$

E. I. du Pont de Nemours and Company

     % Notes due          ,

We will pay interest on the notes referenced above (the “Notes”) on          and           of each year, beginning          , 2009. We may redeem the Notes prior to maturity, in whole or in part, as described in this prospectus supplement. If we experience a Change of Control Triggering Event (as defined herein), we may be required to offer to purchase the Notes from holders. See “Description of Notes — Change of Control.”

	Public		Underwriting		Proceeds before
	Offering Price(1)		Discount		Expenses

Per % Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from December , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or either accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or the Euroclear System, as the case may be, on or about December   , 2008.

Joint Bookrunners

Banc of America Securities LLC	Credit Suisse	Goldman, Sachs & Co.

The date of this prospectus supplement is December   , 2008.

Prospectus Supplement
About DuPont	S-3
Ratio of Earnings to Fixed Charges	S-3
Recent Developments	S-3
Use of Proceeds	S-5
Description of Notes	S-6
United States Federal Taxation	S-14
Underwriting	S-15
Notice to Canadian Residents	S-18
Legal Opinions	S-20

Prospectus
About this Prospectus	1
Where You Can Find More Information	1
Forward Looking Information	2
About DuPont	3
Risk Factors	3
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Description of Debt Securities	4
United States Federal Taxation	11
Plan of Distribution	13
Legal Opinion	15
Experts	15

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes. In this prospectus supplement and the accompanying prospectus, the “Company,” “we,” “us” and “our” refer to E. I. du Pont de Nemours and Company.

If we use a capitalized term in this prospectus supplement and do not define the term, it is defined in the accompanying prospectus.

The Notes are offered globally for sale only in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere in which it is lawful to make such offers. See “Underwriting.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to the currency of the United States.

ABOUT DUPONT

We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for over 200 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

We are a world leader in science and technology in a range of disciplines including biotechnology, electronics, materials science, safety and security, and synthetic fibers. We operate globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, safety and protection, construction, motor vehicle, agriculture, home furnishings, medical, electronics, communications, protective apparel, and the nutrition and health markets.

We are strategically aligned into five market- and technology-focused growth platforms consisting of Agriculture & Nutrition, Coatings & Color Technologies, Electronic & Communication Technologies, Performance Materials, and Safety & Protection. In addition to the five growth platforms, our reportable segments include Pharmaceuticals, which represents our retained interest in Cozaar®/ Hyzaar® drugs. We include embryonic businesses not included in the growth platforms, such as applied biosciences and nonaligned businesses in Other.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	9.4	7.8	6.6	6.7	5.0	2.3

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” represent the sum of income before cumulative effect of changes in accounting principles, provision for (benefit from) income taxes, minority interests in earnings (losses) of consolidated subsidiaries, adjustment for companies accounted for by the equity method, capitalized interest and amortization of capitalized interest plus fixed charges, and (ii) “fixed charges” represent the sum of interest and debt expense, capitalized interest and rental expense representative of interest factor. The ratio is based solely on historical financial information.

RECENT DEVELOPMENTS

On December 4, 2008, we announced our earnings outlook for the fourth fiscal quarter ending December 31, 2008 and the full year ending December 31, 2009. For the fourth quarter 2008, we expect a loss of $0.60 to $0.70 per share, including an estimated $0.40 per share significant item charge for our restructuring plan that is described in the Form 8-K (with respect to Item 2.05 only) that we filed with the SEC on December 4, 2008, which is incorporated by reference herein. Fourth quarter sales are expected to be at least 15% lower than the fourth quarter of 2007, principally reflecting a significant decline in worldwide sales volumes. We expect free cash flow (defined as cash provided by operating activities less purchases of property, plant and equipment and investments in affiliates) of about $1.3 billion for the full year ending December 31, 2008. A reconciliation of free cash flow to cash provided by operating activities is as follows:

Forecasted

	($ in billions)
	2008	2009

Cash provided by operating activities	$3.3	$4.2
Less: Purchases of property, plant and equipment	1.9	1.7
Less: Investments in affiliates	0.1	—

Free cash flow	$1.3	$2.5

For the full year ending December 31, 2009, we expect earnings in the range of $2.25 to $2.75 per share, anticipating the current global recession will continue well into 2009. Our actions to increase cash flow are expected to generate about $2.5 billion in free cash flow in 2009, about double the level that we anticipate for 2008. We expect capital expenditures (defined as purchases of property, plant and equipment and investments in affiliates) to be in the range of $1.6 to $1.8 billion in 2009, compared to $2.0 billion in 2008. Growth investments in high-growth, high-margin businesses including seed products and photovoltaics will continue. Pre-tax cost savings from the restructuring plan and productivity projects are expected to be about $730 million in 2009. We anticipate a $0.40 to $0.50 per share increase in pension expense in 2009. While favorable conditions in global agriculture markets are expected in 2009, our revenue growth in 2009 will be limited by expected lower demand for non-agriculture related products and the impact of currency exchange rates.

Management believes that certain non-GAAP measurements, such as free cash flow are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The foregoing information and estimates contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and have not been compiled or examined by our independent auditors. While we believe that such information and estimates are based on reasonable assumptions, our actual results may vary, and such variations may be material. Please refer to the sections entitled “Forward-Looking Statements” and “Risk Factors” included in the accompanying prospectus and the documents incorporated by reference herein for more information on events that could materially impact our ability to meet the guidance set forth above.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes, which are expected to be approximately $      after payment of expenses related to the offering, for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in cash equivalents and short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF NOTES

The following description of the particular terms of the     % Notes due     ,      (the ‘‘Notes”) offered hereby (referred to in the prospectus as the “Debt Securities”) supplements the description of the general terms and provisions of the Debt Securities included in the accompanying prospectus. The following summary of the Notes is qualified in its entirety by reference in the accompanying prospectus to the description of the Indenture dated as of June 1, 1992 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the “Trustee”).

General

The Notes will mature at par on          ,          . The Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $2,000 and additional multiples of $1,000. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registerable, through the Depositary, as described below.

Each Note will bear interest from December   , 2008 at the annual rate of     %. Interest on the Notes will be payable semiannually on           and          , commencing          , 2009, to the person in whose name such Note is registered at the close of business on the 14th calendar day immediately preceding such date (whether or not a Business Day).

Interest payable at the maturity of the Notes will be payable to registered holders of the Notes to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

The Company may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book-Entry, Delivery and Form

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) or Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking Luxembourg S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A.

will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Beneficial interest in the Global Notes will be held in denominations of $2,000 and additional multiples of $1,000. Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Depositary holds securities deposited with it by its participants and records the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

A further description of the Depositary’s procedures with respect to the Global Notes is set forth in the accompanying prospectus under “Description of Debt Securities — Global Securities.” The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. We will make all payments of principal, premium, if any, and interest in respect of the Notes in immediately available funds while the Notes are held in book-entry only form. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of

Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Optional Redemption

The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the Notes (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities. “Independent

Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. and one other primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above under “— Optional Redemption” or upon the occurrence of specified events involving United States taxation as described below under “— Tax Redemption,” holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and additional multiples of $1,000. We will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase of Notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in our capital stock; or (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Paying Agent” shall mean the Trustee or any other Person authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Applicable Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Tax Redemption

The Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, the Company has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes for reasons outside its control and after taking reasonable measures to avoid such obligation. The Notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to the effect that the Company has or will become obligated to pay Additional Amounts for the reasons described above; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due. Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice.

Payment of Additional Amounts

The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any beneficial owner for or on account of:

(a) any such tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

(b) any tax that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, the Note was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later;

(c) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as a personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(e) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

(f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s status (including past status) as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a controlled foreign corporation that is related directly or indirectly to the Company through stock ownership; or

(h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

The term “United States Alien” means any person that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

UNITED STATES FEDERAL TAXATION

The information provided in the accompanying prospectus under the caption “United States Federal Taxation” is supplemented with the following information. Please also refer to information provided in this prospectus supplement under the captions “Description of Notes — Tax Redemption” and “— Payment of Additional Amounts”.

Each non-U.S. owner of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate or a lower applicable treaty rate, and the owner will not be entitled to any Additional Amounts from the Company described under the heading “Description of Notes — Payment of Additional Amounts” with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-U.S. owners of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated December   , 2008 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

Principal
Amount of
Name	Notes

Banc of America Securities LLC	$
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.

Total	$

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company.

The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

In particular, each Underwriter has represented and agreed that:

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining prior consent of the representatives of any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

With respect to sales to residents of the United Kingdom:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the Notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Expenses associated with this offering, to be paid by the Company, are estimated to be $650,000.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINIONS

The validity of the Notes offered hereby will be passed on for the Company by Thomas L. Sager, Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore LLP. Certain matters may be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Sager beneficially owned as of December 9, 2008, 3,378 shares of the common stock of the Company, plus 159,518 shares of which he has the right to acquire beneficial ownership within 60 days under the Company’s equity-based compensation plans. Cravath, Swaine & Moore LLP performs legal services for the Company from time to time.

PROSPECTUS

E. I. du Pont de Nemours and Company

Debt Securities

E. I. du Pont de Nemours and Company may offer, issue and sell from time to time debt securities, which may be senior debt securities or subordinated debt securities.

We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet that will precede the prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our most recent Annual Report on Form 10-K, our other periodic reports and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an unspecified aggregate initial offering price. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” appearing immediately below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

In this prospectus and any prospectus supplement hereto, unless the context suggests otherwise, references to “our company,” “the Company,” “DuPont,” “we,” “us” and “our” mean E. I. du Pont de Nemours and Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. Our SEC filings are also available at our website at http://www.dupont.com. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC on Form S-3. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement. You should also read the documents incorporated by reference to the registration statement of which this prospectus forms a part, as described immediately below under “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the completion of the offering of all securities covered by the relevant prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008, and Amendment No. 1 thereto, filed with the SEC on April 23, 2008;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 29, 2008; and

•	our current reports on Form 8-K, filed with the SEC on January 9, 2008, February 5, 2008, March 11, 2008 and May 2, 2008.

You may request a copy of these filings (other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

DuPont Company
1007 Market Street
Wilmington, DE 19898
Attention: Treasury
Telephone: (302) 774-1000

You should rely only on the information contained in, or incorporated by reference into, this prospectus, any prospectus supplement or any incorporated document. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated herein by reference contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 (the “Securities Act”), which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about our strategy for growth, product development, market position, expenditures, and financial results, are forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events. We cannot guarantee that these assumptions and expectations are accurate or will be realized. In addition, the following are some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements:

•	Price increases for energy and raw materials could have a significant impact on our ability to sustain and grow earnings.

•	Failure to develop and market new products could impact our competitive position and have an adverse effect on our financial results.

•	Our results of operations could be adversely affected by litigation and other commitments and contingencies.

•	As a result of our current and past operations, including operations related to divested businesses, we could incur significant environmental liabilities.

•	Our ability to generate sales from genetically enhanced products, particularly seeds and other agricultural products, could be adversely affected by market acceptance, government policies, rules or regulations and competition.

•	Changes in government policies and laws could adversely affect our financial results.

•	Economic factors, including inflation and fluctuations in currency exchange rates, interest rates and commodity prices could affect our financial results.

•	Business disruptions could seriously impact our future revenue and financial condition and increase costs and expenses.

•	Inability to protect and enforce our intellectual property rights could adversely affect our financial results.

The foregoing list of important factors is not inclusive, or necessarily in order of importance. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also could affect our businesses.

ABOUT DUPONT

We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for over 200 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

We are a world leader in science and technology in a range of disciplines including biotechnology, electronics, materials science, safety and security, and synthetic fibers. We operate globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, safety and protection, construction, motor vehicle, agriculture, home furnishings, medical, electronics, communications, protective apparel, and the nutrition and health markets.

We are strategically aligned into five market- and technology-focused growth platforms consisting of Agriculture & Nutrition, Coatings & Color Technologies, Electronic & Communication Technologies, Performance Materials, and Safety & Protection. In addition to the five growth platforms, our reportable segments include Pharmaceuticals, which represents our retained interest in Cozaar®/ Hyzaar® drugs. We include embryonic businesses not included in the growth platforms, such as applied biosciences and nonaligned businesses in Other.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be subsequently incorporated by reference herein; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation Of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Three Months
	Ended
	March 31,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	13.2	7.8	6.6	6.7	5.0	2.3

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” represent the sum of income before cumulative effect of changes in accounting principles, provision for (benefit from) income taxes, minority interests in earnings (losses) of consolidated subsidiaries, adjustment for companies accounted for by the equity method, capitalized interest and amortization of capitalized interest plus fixed charges, and (ii) “fixed charges” represent the sum of interest and debt expense, capitalized interest and rental expense representative of interest factor. The ratio is based solely on historical financial information.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under one of two indentures:

•	an indenture dated as of June 1, 1992 between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee; or

•	an indenture dated as of June 1, 1992 between us and The Bank of New York Trust Company, N.A., successor to The Chase Manhattan Bank and Chemical Bank, as trustee.

Each indenture is incorporated into or filed as an exhibit to the registration statement, of which this prospectus is a part. The trustee will be designated in the prospectus supplement for each offering of debt securities. All references to the “trustee” mean the trustee identified in the prospectus supplement. The following summaries of certain provisions of the indentures are not complete. We encourage you to read the indentures.

General

The indentures do not limit the amount of debt securities that we may issue. Each provides that debt securities may be issued up to the aggregate principal amount that we authorize from time to time. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

The prospectus supplement relating to a series of debt securities will describe the terms of that series, including, where applicable:

•	the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

•	whether the debt securities may be convertible into or exchangeable for other securities;

•	the price or prices, expressed as a percentage of aggregate principal amount, at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the currency or currencies in which the debt securities are being sold and in which the principal of and any interest on the debt securities will be payable and whether the holder of the debt securities may elect the currency in which payments are to be made, and, if so, the manner of such election;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

•	the date from which interest on the debt securities will accrue, the dates on which interest will be payable and the date on which payment of interest will commence;

•	the dates on which and the price or prices at which the debt securities will, under any mandatory sinking fund provision, or may, under any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any mandatory sinking fund, optional redemption or required repayment;

•	whether the debt securities are to be issuable as registered securities, bearer securities or both and the terms upon which any bearer securities of a series may be exchanged for registered securities of that series;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary or depositaries for the global security or securities;

•	any special provisions for the payment of additional amounts on the debt securities;

•	if a temporary global security is to be issued for a series, the requirements for certification of ownership by non-United States persons that will apply before (a) the issuance of a definitive bearer security or (b) the payment of interest on an interest payment date that occurs before the issuance of a definitive bearer security;

•	if a temporary global security is to be issued with respect to the series, the terms upon which interests in the temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities of the series and the terms upon which interests in a definitive global security, if any, may be exchanged for definitive debt securities of the series;

•	any additions, modifications or deletions to the restrictive covenants included for the benefit of holders of the debt securities;

•	any additions, modifications or deletions to the events of default provided with respect to the debt securities;

•	if the debt securities of the series are subject to defeasance at our option, the provisions, federal income tax consequences and other considerations applicable thereto;

•	the designated trustee for the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture. (Section 301)

Debt securities of a series may be issuable in whole or in part in the form of one or more global securities, as described below under “Global Securities”. Registered securities denominated in U.S. dollars will ordinarily be issued only in denominations of $1,000 or any integral multiple of $1,000. (Section 302) One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series. (Section 303) The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the allowable denominations and any special U.S. federal income tax and other considerations. No service charge will be made for any tender or exchange of debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 305)

Debt securities may be presented for exchange, and registered securities that are not in global form may be presented for transfer, with the form of transfer endorsed thereon duly executed, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Transfers or exchanges will be effected once the transfer agent or the security registrar, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305)

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. “Original issue discount securities” means any debt securities that provide for an amount less than their principal amount to be due and payable upon a declaration of acceleration of maturity upon the occurrence and continuation of an event of default and any debt securities issued with original issue discount for U.S. federal income tax purposes. (Section 101) A prospectus supplement will describe U.S. federal income tax consequences and other special considerations applicable to any original issue discount securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor. (Sections 303 and 305)

The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of “participants” that have accounts with the depositary. The accounts to be credited shall be designated by the underwriters of debt securities, by certain of our agents or by us if we sell debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the owner of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any right of a holder under the indenture.

Principal, premium, if any, and interest payments on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing those debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. (Section 308)

We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive global security, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing those debt securities. An owner of a beneficial interest in a global security representing debt securities of a series may, on terms acceptable to us and the depositary for such global security, receive debt securities of that series in definitive form. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have debt securities registered in its name if the debt securities of that series are issuable as registered securities. Debt securities of that series issued in definitive form will be issued only in authorized denominations. (Section 305)

Payment and Paying Agents

Payment of principal of and any premium on registered securities will be made in the designated currency against surrender of any registered securities at the corporate trust office of the trustee in New York City. Payment of any installment of interest on registered securities will ordinarily be made to the person in whose name the debt security is registered at the close of business on the regular record date for that interest payment. Payments of interest will be made, at our option, by a check in the designated currency mailed to each holder at the holder’s registered address or by wire transfer to an account designated by the holder pursuant to an arrangement that is satisfactory to the trustee and us. (Sections 307 and 1001)

The paying agents outside the United States that we initially appoint for a series of debt securities will be named in the prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in New York City for payments on registered securities. So long as any series of debt securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and it is a requirement of that stock exchange, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for that series of debt securities. (Section 1002)

All moneys that we pay to a paying agent for the payment of principal of or any premium, or interest on any debt security that remains unclaimed at the end of two years after it became due and payable will be repaid to us and the holder of that debt security will thereafter look only to us for payment. (Section 1003)

Certain Covenants

Liens.  We covenant that, so long as any of the debt securities remain outstanding, we will not, nor will we permit any Restricted Subsidiary (as defined below, in “Definition of Certain Terms”) to issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the debt securities shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

•	mortgages on property, shares of stock, or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

•	mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

•	mortgages on property of a corporation existing at the time that corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•	mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•	mortgages existing at the date of the indenture;

•	mortgages on particular property, or any proceeds of the sale of that property, to secure all or any part of the cost of exploration, drilling, mining or development of that property, including construction of facilities for field processing of minerals, intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals of that property, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or

•	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the debt securities issued under this prospectus, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions, provided that the aggregate amount of that debt that would then be outstanding, with certain exceptions, does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as defined) of us and our consolidated subsidiaries. (Section 1004)

For the purposes of this covenant, the following types of transactions shall not be deemed to create debt secured by a mortgage: the sale or other transfer of

•	oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals; or

•	any other interest in property of the character commonly referred to as a “production payment”. (Section 1004)

Sale and Leaseback Transactions.  Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the property involved at least equal in amount to the Attributable Debt (as defined) for that transaction without equally and ratably securing the debt securities or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our nonsubordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation. (Section 1005)

Consolidation or Merger.  We will not consolidate or merge with or dispose of all or substantially all of our property to any corporation unless the surviving corporation, if other than us, shall assume our obligations under the indenture and under the debt securities. (Section 801) If on any consolidation or merger of us or any Restricted Subsidiary with or into any other corporation, or on any sale, conveyance, or lease of substantially all our or a Restricted Subsidiary’s properties, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary would then become subject to any mortgage, pledge, lien or encumbrance, we, prior to such event, will secure the debt securities by a direct lien on that Principal Property, shares of stock or indebtedness, prior to all liens other than any previously existing. (Section 802)

Except for the limitations on secured debt and sale and leaseback transactions described above, the indenture and debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Definition of Certain Terms

“Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation shall at the time be owned or controlled by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries. (Section 101)

“Restricted Subsidiary” is defined to mean any wholly-owned subsidiary

•	substantially all the property of which is located within the continental United States of America,

•	which owns a Principal Property, and

•	in which our investment exceeds 1% of our consolidated assets as of the end of the preceding year.

The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing our operations outside the continental United States. (Section 101)

“Principal Property” is defined as any manufacturing plant or facility or any mineral producing property or any research facility located within the continental United States owned by us or any Restricted Subsidiary, unless, in the opinion of our Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 101)

“Attributable Debt” is defined as the present value, discounted as provided in the indenture, of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 1005)

“Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles. (Section 101)

Modification of the Indenture

The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding and affected, to execute a supplemental indenture modifying the indenture or the rights of the holders of debt securities and any related coupons. No modification shall, without the consent of the holder of each debt security affected thereby,

•	change the maturity of any debt security or coupon, or reduce its principal amount, or reduce the rate or change the time of payment of interest, or change any place of payment or change the coin or currency in which a debt security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or

•	reduce the percentage of debt securities, the consent of the holders of which is required for any modification. (Section 902)

The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee or upon our request or the request of holders of at least 10% in principal amount of the outstanding debt securities of the series, upon notice given in accordance with the indenture. (Section 1402) Except as limited in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of not less than a majority in principal amount of the outstanding debt securities of that series. Except as limited in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (Section 1404)

Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding debt securities of a series. (Section 1404)

Events of Default

The indenture defines an event of default with respect to any series of debt securities as any one of the following events and any other event that is established for the debt securities of a particular series:

•	default for 30 days in any payment of interest on the series;

•	default in any payment of principal and premium, if any, on the series;

•	default in the payment of any sinking fund installment;

•	default for 60 days after appropriate notice in performance of any other covenant in the indenture; or

•	certain events involving bankruptcy, insolvency or reorganization.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. (Section 501).

We are required to file with the trustee annually an officer’s certificate indicating whether we are in default under the indenture. (Section 1008)

The indenture provides that if an event of default shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount of the debt securities of the series (in the case of defaults under the final two clauses listed above, the holders of 25% in principal amount of all the debt securities) then outstanding may declare the principal, or in the case of original issue discount securities, that portion of the principal amount as may be specified, of the debt securities of the series or of all the debt securities, as the case may be, to be due and payable immediately. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series, or in the case of defaults under the final two clauses listed above, the holders of a majority in principal amount of all the debt securities may on behalf of the holders of all the debt securities of any such series or of all the debt securities, as the case may be, waive any past default or event of default except a default not previously cured in payment of the principal of or premium, if any, or interest on any of the debt securities of such series or of all the debt securities. (Section 513)

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before exercising any right or power under the indenture at the request of the holders. (Section 603) The indenture provides that no holder of any debt securities of any series may institute any proceeding, judicial or otherwise, to enforce the indenture except, among other things, where the trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity to the trustee. (Section 507) This provision will not prevent any holder of debt securities from enforcing payment of the principal thereof and premium, if any, and interest thereon at their due dates. (Section 508) The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on it for the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or which would be unjustly prejudicial to the other holders. (Section 512)

The indenture provides that the trustee will, within 90 days after the occurrence of a default on any series of debt securities known to it, give to the holders of that series notice of the default if not cured or waived. Except in the case of a default in the payment of principal of, any premium, or interest on, any debt securities, the trustee shall be protected in withholding such notice if it determines in good faith that doing so is in the holders’ interests. (Section 602)

Discharge and Defeasance

The indenture provides that we may specify that, for debt securities of a certain series, we will be discharged from any and all obligations regarding those debt securities if we irrevocably deposit with the trustee, in trust, money and/or U.S. government obligations which through the payment of interest and principal will provide enough money to pay any installment of principal, any premium, and, any interest, and any mandatory sinking fund payments of such debt securities on their stated maturity in accordance with the terms of the indenture and the debt securities. A trust may only be established if it would not cause the debt securities of a series listed on any nationally recognized securities exchange to be de-listed. Establishment of a trust may be conditioned on our delivery to the trustee of an opinion of counsel, who may be our counsel, to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, a defeasance and discharge will not be deemed, or result in, a taxable event to holders of the debt securities. (Section 1301) Defeasance, however, will not end our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified for debt securities of a certain series, to pay the principal of and premium, if any, and interest, if any, on those debt securities.

Trustees’ Relationship with Issuer

The Bank of New York Trust Company, N.A. acts as trustee for our Medium-Term Notes Series G and 4.125% Notes Due 2013.

Deutsche Bank Trust Company Americas acts as depositary for our funds and performs other services for us in the normal course of business. It also acts as trustee for our 6.875% Notes Due 2009, 4.125% Notes Due 2010, 4.75% Notes Due 2012, 5.0% Notes Due 2013, 4.875% Notes Due 2014, 5.25% Notes Due 2016, 6.50% Debentures Due 2028 and 5.60% Notes Due 2036.

UNITED STATES FEDERAL TAXATION

The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the debt securities. This summary provides general information only and is directed solely to original beneficial owners purchasing debt securities at the “issue price,” that is, the first price at which a substantial amount of debt securities is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with debt securities held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding debt securities in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of debt securities should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

For purposes of the following discussion, “United States person” means a beneficial owner of the debt securities that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. Partnerships are subject to special tax rules and should contact their own tax advisors.

Payments of Interest

Interest on the debt securities will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.

Sale, Exchange or Retirement of the Debt Securities

Upon the sale, exchange or retirement of the debt securities, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person’s adjusted tax basis in the debt securities. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest on the debt securities. Amounts attributable to accrued but unpaid interest are treated as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in the debt securities generally will equal the cost of the debt securities to the United States person.

In general, gain or loss realized on the sale, exchange or redemption of the debt securities will be capital gain or loss. Prospective investors should consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on the debt securities, and to payments of proceeds of the sale or redemption of the debt securities, to certain non-corporate United States persons. We, our agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax at a rate currently equal to 28 percent of such payment if the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person’s United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means a beneficial owner of the debt securities that is not a United States person.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a) Payments of principal and interest on the debt securities that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1)(i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, (iii) the beneficial owner of the debt securities is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and (iv) either (A) the beneficial owner of the debt securities provides an IRS Form W-8 BEN (or successor form) certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds an interest in the debt securities certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the debt securities or such owner’s agent provides an IRS Form W-8 BEN (or successor form) claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the debt securities or such owner’s agent provides an IRS Form W-8 ECI (or successor form) provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. The Forms W-8 ECI and W-8 BEN must be periodically updated.

(b) A non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of the debt securities unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met, or the non-United States person is subject to U.S. tax under provisions applicable to certain U.S. expatriates.

(c) The debt securities owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual’s death the income on the debt securities would not have been effectively connected with a United States trade or business of the individual.

If a non-United States person owning the debt securities is engaged in a trade or business in the United States, and if interest on the debt securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, the debt securities will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

Each owner of the debt securities should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the debt securities may be subject to United States withholding tax at a 30% rate or a lower applicable treaty rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign owners of the debt securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of debt securities.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at a rate currently equal to 28 percent) will not apply to payments made by us or a paying agent to an owner in respect of the debt securities if the certifications described above are received, provided in each case that we or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner’s United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on the debt securities that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

We may sell the debt securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

•	the terms of the offering

•	the names of any underwriters or agents

•	the purchase price from us of the securities

•	the net proceeds to us from the sale of the securities

•	any delayed delivery arrangements

•	any underwriting discounts and other items constituting underwriters’ compensation

•	any initial public offering price

•	any discounts or concessions allowed or reallowed or paid to dealers

If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if those offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

We may sell the securities directly. In that case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL OPINION

Stacey J. Mobley, our General Counsel, or another of our lawyers, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.